EXHIBIT 99.1

                               Joint Press Release


PENN OCTANE CORPORATION AND RIO VISTA CORPORATION ANNOUNCE RETIREMENT OF J.B. RICHTER


PENN OCTANE EXPECTS TO NAME NEW CHAIRMAN AND CEO SOON

PALM DESERT, Calif and HOUSTON--May 12, 2005--Penn Octane Corporation (NASDAQ:
POCC), the leading supplier of LPG to Northeast Mexico, and Rio Vista Energy Partners L.P. (NASDAQ: RVEP), an energy services master limited partnership, announced today that J.B. Richter will retire from both companies, effective May 16, 2005, due to family-related issues. Mr. Richter serves as Chairman and CEO of Penn Octane and Chairman of Rio Vista Energy. Penn Octane expects to fill the vacancy created by Mr. Richter's departure. In the interim, Richard Shore, Jr., Penn Octane's President, will assume many of the responsibilities of Mr. Richter. Mr. Richter will be available to ensure an orderly transition.

"We would like to thank Jerry for his service to both companies," said Mr. Shore, Jr. "In his tenure with Penn Octane, he helped grow the Company significantly, enter into an arrangement with Pemex and create a Master Limited Partnership through Rio Vista. We wish him well in his future endeavors."

Mr. Richter has also resigned from the Board of Directors of each of the companies. No decision has been reached by Rio Vista on the appointment of a new Chairman.

About Penn Octane Corporation

Penn Octane historically has been a leading supplier of Liquefied Petroleum Gas
(LPG) to Northeastern Mexico until the recent transfer of its physical assets to Rio Vista Energy Partners L.P. (Rio Vista) (NASDAQ: RVEP). Penn Octane continues to lease a 132-mile, six-inch pipeline which connects from a pipeline in Kleberg County, Texas, to a terminal facility in Brownsville, Texas. The Brownsville terminal facility was recently transferred to Rio Vista. Penn Octane supplies to Rio Vista all LPG which Rio Vista supplies to Northeastern Mexico. Penn Octane also utilizes a 12-inch propane pipeline which connects certain gas plants in Corpus Christi, Texas, to its pipeline in Kleberg County. The Company's network is further enhanced by the 155 miles of pipeline it has rights to use to transport LPG to and from its storage facility of 500,000 barrels in Markham, Texas, that enhances the Company's ability to deliver LPG to Rio Vista for potential further distribution to Northeastern Mexico. The Company has recently begun operations of its gasoline and diesel fuel reseller business. By allocating portions of certain pipeline and terminal space located in California, Arizona, Nevada and Texas to the Company, the Company is able to sell gasoline and diesel fuel at rack loading terminals and through bulk and transactional exchanges.

Additional Information

The Company's business is subject to uncertainties and risks that could cause actual results to differ materially from expectations. These risks include lower than expected demand for the Company's products and the ability of the Company to continue to receive allocation of pipeline and terminal space. In addition, there is a risk that the Company may not be able to obtain adequate financing to finance the purchase of its products. If the Company is not able to obtain adequate financing or to continue to generate sales of its products at profitable levels, the Company would suffer material adverse consequences to its LPG and/or Fuel Sales business which would adversely impact the Company's financial condition and results of operations. Additional information regarding risks affecting the Company's business may be found in the Company's most recent reports on Form 10-Q and Form 10-K and Rio Vista's Form 10-Q and Form 10 filed with the Securities and Exchange Commission.


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About Rio Vista Energy Partners L.P.

Rio Vista Energy Partners is an energy services master limited partnership that owns or operates Liquefied Petroleum Gas (LPG) assets in Southeast Texas and Northeastern Mexico. The partnership seeks to grow through the acquisition of qualified oil and gas assets. All of Rio Vista's common units were distributed to the stockholders of Penn Octane Corporation (NASDAQ: POCC) on September 30, 2004.

Forward-Looking Statements

Certain of the statements in this news release are forward-looking statements, including statements regarding future growth of Rio Vista Energy Partners L.P. (the "Partnership"). Although these statements reflect the Partnership's beliefs, they are subject to uncertainties and risks that could cause actual results to differ materially from expectations. These risks include the fact that the Partnership may be unable to complete any acquisitions of qualified oil or gas assets. Even if completed, future acquisitions and expansions may not be successful, may substantially increase our indebtedness and contingent liabilities, and may create integration difficulties. If we do not have sufficient capital resources for acquisitions or opportunities for expansion, our growth and our ability to pay quarterly distributions will be limited. All of our assets are pledged as collateral for existing debt of Penn Octane, and we therefore may be unable to obtain additional financing collateralized by such assets our ability to complete future acquisitions and expansions may not be successful. Additional information regarding risks affecting our business may be found in our registration statement on Form 10 and our reports on Form 10-Q and 10-K filed with the Securities and Exchange Commission.


Contact:
     Penn Octane and Rio Vista Energy Partners L.P.
     Richard Shore/Ian T. Bothwell, 760-772-9080 or
     For Rio Vista Energy Partners L.P. and Penn Octane
     CEOcast, Inc.
     Ed Lewis, 212-732-4300


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